Exhibit 99.1

July 7, 2010

FOR IMMEDIATE RELEASE

Company Contact: H. P. Mechler

Senior VP & CFO

281-490-9652

Imperial Sugar Settles OSHA Citations

Sugar Land, Texas (July 7, 2010)—Imperial Sugar Company (NASDAQ:IPSU) announced that it reached a settlement with the Occupational Safety & Health Administration (OSHA) regarding OSHA citations at its Port Wentworth, Georgia and Gramercy, Louisiana facilities.

Imperial was cited by OSHA in July 2008 for alleged safety violations at its Port Wentworth and Gramercy facilities with a combined proposed penalty totaling $8.7 million. The Port Wentworth citations were issued in connection with the February 7, 2008 explosion at the Port Wentworth facility which resulted in 14 fatalities and injured others. The Gramercy citations were issued in connection with an inspection by OSHA subsequent to the February 7 explosion. Imperial contested the citations and reached settlement agreements in both matters. Under the terms of the settlement agreements, Imperial made no admissions to the allegations asserted by OSHA in the citations and agreed to pay in four quarterly installments a total penalty of $6.05 million, which had been provided for in previous fiscal periods. Imperial further agreed to continue many of the safety measures already implemented at Port Wentworth and Gramercy and to implement certain other measures regarding the safety and health of its employees. The settlements resolve all pending OSHA citations against the company.

“Imperial Sugar is pleased to resolve the citations,” said CEO and President John Sheptor. “Imperial agreed to the terms with OSHA in order to settle these matters expeditiously and amicably, and to allow us to better concentrate our resources toward not only enhancing the safety of our own facilities, but also to assist the sugar industry as a whole in addressing workplace hazards.”

Sheptor commended OSHA for its dedication to worker safety, and reiterated Imperial’s commitment to adhering to and exceeding its obligations under the OSH Act. “We are working diligently to become our industry leader in workplace safety.”

Since the OSHA citations were issued, Imperial Sugar has worked with leading experts to collect and develop, through testing and other research efforts, information about the hazards of combustible dust specific to the sugar industry. Sheptor noted that “Imperial’s extensive studies have guided us in implementing new hazard controls as we rebuilt our Port Wentworth facility as well as our existing facility in Gramercy.”

“We have learned much from our experts and our own studies regarding combustible dust, and we are sharing our knowledge throughout the industry to help others to be aware of the hazards of combustible dust,” said Sheptor. Imperial has already made numerous presentations to industry and government agencies to share what it has learned about managing the hazards of combustible dust, and it will continue this outreach in the future.

Sheptor also noted, “We have supported OSHA’s rulemaking initiative to develop a combustible dust standard, and we have provided detailed input to OSHA on what we have learned regarding the hazards of combustible dust.”

About Imperial Sugar

Imperial Sugar Company is one of the largest processors and marketers of refined sugar in the United States to food manufacturers, retail grocers and foodservice distributors. The Company markets products nationally under the Imperial®, Dixie Crystals® and Holly® brands. For more information about Imperial Sugar, visit www.imperialsugar.com.

Statements regarding refinery construction costs, timelines and operational restart dates, future market prices and margins, future expenses and liabilities arising from the Port Wentworth incident, future actions regarding the Louisiana Sugar Refinery, LLC venture, future import and export levels, future government and legislative action, future operating results, future availability of raw sugar, operating efficiencies, future investments and initiatives, future cost savings, future product innovations, future energy costs, our liquidity and ability to finance our operations and capital investment programs, future pension plan contributions and other statements that are not historical facts contained in this release are forward-looking statements that involve certain risks, uncertainties and assumptions. These risks, uncertainties and assumptions include, but are not limited to, market factors, farm and trade policy, unforeseen engineering, construction and equipment delays, our ability to realize planned cost savings and other improvements, the available supply of sugar, energy costs, the effect of weather and economic conditions, results of actuarial assumptions, actual or threatened acts of terrorism or armed hostilities, legislative, administrative and judicial actions and other factors detailed in the Company’s Securities and Exchange Commission filings. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.